Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-144905, 333-151158, 333-156026 and 333-171989) and Forms S-8 (Nos. 333-136206, 333-136207 and 333-168581) of Metalico, Inc. of our report dated March 16, 2009, except the retrospective adoption of accounting guidance related to noncontrolling interests described in Note 25, as to which the date is March 16, 2010, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2010.
/s/ McGladrey & Pullen, LLP
Peoria, Illinois
March 14, 2011